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                                                                     EXHIBIT 5.1

                   OPINION OF BROBECK, PHLEGER & HARRISON LLP

                                OCTOBER 19, 1998

CISCO SYSTEMS, INC.
255 W. TASMAN DRIVE
SAN JOSE, CALIFORNIA 95134

     Re: Cisco Systems, Inc. Registration Statement on Form S-3 for Resale of 760,445 Shares of Common Stock

LADIES AND GENTLEMEN:

     We have acted as counsel to Cisco Systems, Inc., a California corporation (the "Company"), in connection with the registration for resale of 760,445 shares of Common Stock (the "Shares"), as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of 743,761 of the Shares and the potential issuance and sale of 16,684 of the Shares pursuant to the exercise of options granted under the American Internet Corporation Third Amended Stock Option Plan (the "AIC Plan") and a certificate of a Company officer regarding (among other things) the Company's receipt of consideration upon the original issuance and sale of 743,761 of the Shares. Based on such review, we are of the opinion that 743,761 of the Shares are duly authorized, validly issued, fully paid and nonassessable and if, as and when the remaining 16,684 Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the AIC Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion expressly is limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                          Very truly yours,

                                          BROBECK, PHLEGER & HARRISON LLP